 NEWS   FROM
        Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  August 22, 2007
CONTACT: Celesta M. Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces
Close of 2007 Drilling Partnership

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ GSM:PETD) today announced that it closed its 2007 drilling Partnership Monday, August 20, 2007, with approximately $90 million in subscriptions. This is the second largest partnership offering in the history of Petroleum Development Corporation (PDC).  The partnership was a private placement sold though PDC’s existing relationships with unaffiliated NASD broker dealer firms located throughout the country.

Tom Riley, President, commented, "We are pleased with the results of this offering and started drilling wells for the partnership immediately upon closing.  PDC expects to drill the partnership wells through the fall and into the first quarter of 2008.  We appreciate the ongoing confidence of the clients and financial planners who have chosen Petroleum Development Corporation’s partnership as an investment opportunity."

Plans call for the partnership wells to be drilled primarily in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations. The Company will purchase and own a 37% interest in the partnership.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard• P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597